Exhibit 99.1

ACCELRYS RECEIVES NASDAQ NOTIFICATION REGARDING LATE

FILING OF THIRD QUARTER 2005 10-Q

SAN DIEGO, CA — February 17, 2006 — Accelrys, Inc. (NASDAQ:ACCL) announced today that, as expected, it has received a notice from NASDAQ stating that the Company is not in compliance with NASDAQ’s Marketplace Rule 4310(c)(14) because it has not timely filed its Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2005.

As previously announced, the Company remains in continuing discussions with the Securities and Exchange Commission (the “SEC”) with respect to the accounting treatment for certain of its contracts.  Due to the continuing discussions with the SEC, the Company was unable to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005.  While the Company cannot at this time identify the precise date when the restatement will be completed or when the Company will become current in its reporting with the SEC, we continue to work diligently to complete the restatement and to file all required SEC reports as quickly as possible.

The Company intends to request a hearing before the NASDAQ Listing Qualifications Panel to request the continued listing of the Company’s common stock on the NASDAQ National Market while the Company completes the work necessary to regain compliance with Marketplace Rule 4310(c)(14).  The Company’s common stock will continue to be traded on the NASDAQ National Market pending a decision by the NASDAQ Listing Qualifications Panel.  However, the Company cannot provide any assurance that the NASDAQ Listing Qualifications Panel will ultimately grant its request for the continued listing of its common stock.

Forward Looking Statements

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including statements relating to the restatement and regarding seeking an extension of time to remain listed on NASDAQ are forward-looking statements. The Company’s actual results could differ materially from those projected in these forward looking statements.  In particular, the actual timing of the completion of the restatement and related audit will depend upon a number of factors, including the outcome of continuing discussions with the SEC, the completion of the work underlying the restatement by the Company and the audit and review of the underlying work and restated financial statements by Ernst & Young LLP.  In addition, there can be no assurance that NASDAQ will grant any extension or that any extension granted will be sufficient to enable the Company’s common stock to continue to be listed on NASDAQ.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended March 31, 2005 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

About Accelrys

Accelrys, Inc. (NASDAQ:ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today’s leading research organizations. The company is headquartered in San Diego, California. Its materials research and development team is based at its European Headquarters and Centre of Excellence in Cambridge, UK. For more information see http://www.accelrys.com/.

Contact: Accelrys, Inc.
David Sankaran, 858-799-5447
dsankaran@accelrys.com